Exhibit 10.71

Addendum to Macadamia Nut Purchase Agreement

Between Mauna Loa Macadamia Nut Corporation and ML Macadamia Orchards, L.P.
Dated January 1, 2006

This Addendum to the Macadamia Nut Purchase Agreement (Agreement) is entered into on the date set forth below by and between Mauna Loa Macadamia Nut Corporation (MLMNC-Buyer) and ML Macadamia Orchards, L.P. (MLP-Seller).  This Addendum will supersede all other nut purchase contracts between the two parties.

1.               Term.  This Addendum to the Agreement shall be deemed to have commenced for all purposes as of January 1, 2010 and shall continue in full force and effect until December 31, 2011 unless terminated earlier as provided in the Agreement.

2.               Purchase and Sale.  Under this Addendum MLP agrees to sell and MLMNC agrees to purchase 100% of MLP’s macadamia nut in shell estimated to be between 19 to 21 million pounds wet in shell.

3.               Purchase Price.  The Purchase Price for the Macadamia Wet in Shell covered under this addendum will be determined on a 20% moisture and 30% Saleable Kernel recovery to Dry in Shell (SK/DIS) basis.  The price per pound will be $0.73/lb adjusted to 20% moisture and 30% SK/DIS for the term of this contract.

4.               Payment Terms.  Payment shall be made according to Hershey standard policies for vendor payments.

5.               All other terms regarding Adherence to Specifications, Sampling, Testing, Accounting and Reports, Termination, Notice, Force Majeure, Waiver, Assignment, Entire Agreement, Voluntary Mediation and Governing Law under the Agreement will remain the same.

Mauna Loa Macadamia Nut Corp (MLMNC-Buyer)

By:	/s/ Charles Young
Its Plant Manager
Date	12/22/2009

ML Macadamia Orchards, L.P. (MLP-Seller)

By:	/s/ Dennis J. Simonis
Its President
Date	12/22/09